UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 22, 2010
Date of Report (Date of earliest event reported)

FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)

(276) 326-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

On October 22, 2010, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended September 30, 2010.  The conference call was previously announced in the earnings release dated October 21, 2010.  The following are the prepared remarks.

John M. Mendez, President and Chief Executive Officer –

The third quarter was rather representative of our operations today in this environment.  That is to say that it was generally in line with our expectations.  Earnings were relatively strong despite loan loss provisions that continue at elevated levels and very high levels of liquidity.  Both of these represent potential earnings enhancements as we progress beyond the credit cycle and into a normalized environment.

It is worth noting that net loan charge-offs dropped to their lowest level in the last five quarters and also established a three-quarter trend of improvement in net losses.  Coupled with our $3.8 million provision for the quarter, this resulted in an additional $1.4 million reserve build as we continue to fortify our credit position.

Non-performing loans remain substantially in check with a reduction in non-accrual loans and improvement in other real estate owned.

In the third quarter we did see an increase in restructurings which illustrates the success of our modification program.  The largest portion of the increase relates to two single family investor relationships with multiple properties in the Lake Norman Region of North Carolina.  We were able to reposition these loans with interest rate reductions and changes in the amortization schedule to allow the borrower to continue servicing the debt at slightly lower yields and with some changes in amortization periods.  The modified yields are in the 3% to 5% range with some of those notes reduced from as much as 7%.

We feel that our risk profile, which has been comparatively good throughout the cycle, is improved today through our enhanced reserves and a reduction in our internal watch list and composite risk ratings.  We have also been successful in reducing some of our largest exposures through workout efforts and conventional resolution processes.  Our exposure to land, construction and development loans continues to be well controlled and represents only 8.2% of our total portfolio.  We had about $4 million of additions in third quarter from draws on existing construction projects, largely multi-family, but we also had a significant reduction just after quarter-end on one of our large land loans which brings us back to that 8.2% level.

Just a quick comment on the recent tribulation around the mortgage secondary markets, servicing and foreclosure processes.  We believe this is pretty exclusively a “Big Bank” problem.  We emphasize our portfolio mortgage products and have limited sales into the secondary market through a limited number of trusted investors.  All production sold into the market is on a servicing-released basis and we have never been involved in securitizations.  We have also reviewed our mortgage assignment process and feel very comfortable with our process and documentation.  I would also note that we have no put back liability except for the customary fraud provisions and we have strong underwriting and controls behind that.  We have had no foreclosures and we have no delinquency in that sector of sold mortgage loans.  So this is one that we feel we will watch from the sidelines.

We are pleased with our progress on earnings normalization.  Margin has improved versus the comparable quarter in 2009.  There was a slight decrease in the linked quarters, but I would point to some securities re-positioning to eliminate any risk exposure to the housing agencies.  This was completed early in the third quarter of 2010.  Our efficiency ratios, both quarterly and year-to-date, have improved over the previous year.  Net return on assets has moved back over 1% on a GAAP basis and remains at approximately 1% on a core basis.

In terms of our strategic objectives, we continue to review opportunities for expansion of our franchise and for fill in and augmentation of our existing markets.  We believe there are many opportunities; however, we continue to look for those transactions that are best fit in terms of geography, franchise value and credit quality.  We continue to monitor FDIC opportunities although we have seen a somewhat slower pace of resolution than we expected at this point and we have also seen changes in the structure and competition for these companies.  We believe that patience is a virtue in this process and we are cautious that we do not dilute our current position of strength in capital and overall asset quality.

I would note that our new Murphy Insurance Agency contributed in the third quarter, and that we are pursuing integration with the legacy agency and with our Southern Region branches to allow for, what we believe will be, significant referral and cross sales with our core banking customers.

David D. Brown, Chief Financial Officer –

We reported net income for the third quarter of $6.55 million, or $0.37 per share.

We were able to keep margin pretty well in check as it slipped 5 basis points to 3.87% from 3.92% in the second quarter.  Asset yields declined to 5.31%.  Loan yields actually picked up a few basis points as we have been able to institute floors on previously straight floating credit when deals come through the renewal process.  The investment portfolio played the biggest part in the decline as we stripped out some gains and have been investing some of our excess liquidity.  Most of our recent investments have been bank-qualified muni’s and relatively short GNMA CMO’s.

The funding side saw a 10 basis point decrease in overall cost.  The CD portfolio declined another 7 basis points from last quarter, and the money market accounts led the savings portfolio down 11 basis points.
We made a $3.81 million provision for loan losses during the second quarter, which covered charge-offs by 158% and built the allowance to 1.89% of loans.  Approximately $578 thousand of the $3.81 million in provision set aside specifically to cover the troubled debt restructurings we added this quarter.

Wealth revenues declined somewhat on a linked basis due in most part to decreased trust division revenues.  Investment advisory services saw a modest increase over last quarter.  Linked-quarter, deposit account service charges increased $110 thousand on increasing NSF incidents.  Other service charges and fees have remained roughly even.  Insurance revenues were up $274, linked-quarter, on higher sales volumes and the addition of the Murphy Insurance Agency in Princeton, West Virginia.

In the area of non-interest expense, the third quarter efficiency ratio was 58.9%.  Salaries and benefits were up $266 thousand from the second quarter.  There were increases throughout the Company, but about $101 thousand was in adding the new insurance agency.  Total FTE at quarter-end was 664.

Other operating expenses were $5.20 million, which was an increase of $539 thousand on a linked-quarter basis.  Occupancy costs were about even.  Marketing and account acquisition expenses were up $167 thousand, professional service fees were up $127 thousand and ORE expenses and loss provisions were up $316 thousand.  Also included in other operating expenses this quarter were some hard costs associated with corporate development.  Deposit insurance charges were up slightly at $718 thousand for the quarter.

Wrapping up the income statement, you’ll notice we had a lower tax provision for the quarter.  We had some positive true-up items after we filed the returns in September, which resulted in the lower tax expense this quarter.  We fully expect to be back to an effective rate in the 29% - 31% range in the fourth quarter.

At the end of the period, total assets increased by about $51 million which was largely a function of increasing deposits.  On an average basis, loans and securities remained flat, while cash liquidity was up roughly $10 million.  Total deposits remained flat, but within that the CD portfolio shrank by $10 million and all the other classes increased slightly.  The securities portfolio declined from period ends, as we took some gains and repositioned throughout the quarter.

Tangible book value built 31 cents to finish the quarter at $10.26.  TCE increased to 8.30% from 8.22% at June.  Consolidated total risk-based capital is expected to be approximately 14.2%.  The Company and the Bank continue to be well-capitalized and in a strong position, with the Bank’s leverage ratio building to over 7.9%.

Gary R. Mills, Chief Credit Officer –

The FCB loan portfolio measured approximately $1.4 billion at quarter-end, remaining relatively flat as compared to the June 30 quarter-end.  Year-to-date the portfolio has exhibited modest growth of approximately $4 million.  The two segments making the biggest contribution to this growth are the C & I segment and the Commercial Real Estate segment.

We were pleased with Asset Quality metrics for the quarter.  Total delinquency at quarter-end measured 1.76%, very comparable to the 1.70% total delinquency as of the second quarter and an improvement over the 2.32% at year-end.  Total delinquency was comprised of loans 30-89 days delinquent of .57% and non-accrual loans of 1.19%.  We continue to be encouraged by the level of loans in the 30-89 day category as well as the reduction of non-accrual loans.  OREO declined approximately $1.6 million during the quarter to $5.5 million.  This decline, in large part, was a result of a concerted sales effort involving 33 parcels of real estate.  Non-performing assets as a percentage of assets measured 1.30% at quarter-end, elevated from 1.16% as of the second quarter.  The increase can be attributed to the level of Troubled Debt Restructuring during the quarter as TDRs measured $7.9 million at the end of the third quarter as compared to $1.2 million reported as of the second quarter.  The increase can be primarily attributed to two relationships: one commercial and one single family residential.  The commercial loan relationship is approximately $2.5 million and is comprised of multiple single family residential rental units.  The single family residential relationship is a jumbo mortgage loan totaling approximately $3.0 million.  It should be noted that principal was not forgiven or written down in either modification; rather the restructuring consisted of modification to the rate and term/amortization of the respective credits.

The allowance totaled $26.42 million, or 1.89% of total loans, representing a $1.4 million over the $25 million reserve as of the second quarter.  At this level, the reserve provides a coverage ratio to non-performing loans of 108% and a coverage ratio to non-accrual loans of 158%.  The provision during the quarter totaled $3.8 million which was comparable to the $3.5 million provision recorded during the second quarter.  Net charge-offs during the quarter were $2.4 million, or 0.68% annualized, representing an approximate $700 thousand improvement over the second quarter.  The third quarter provision to net charge-offs ratio was 158%.

This Current Report on Form 8-K contains forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date:	October 22, 2010	By:	/s/ David D. Brown

David D. Brown
Chief Financial Officer